Exhibit 10.27

October 24, 2007

Kimberly Trapp

RE:	GigOptix LLC – External Board Member Offer & Agreement

Dear Kim:

We are pleased to offer you a position as a member of the Management Board of GigOptix LLC (“Company”). We believe your contribution will help the Company develop, with its leadership team, strategies, business plans, and execution improvement to position the Company for revenue, profit, market, and valuation growth.

This offer is for your participation on the Management Board of the Company for a term effective August 1, 2007 through December 31, 2008 and replaces in its entirety the offer to participate in the iTerra-NewCo Management Board dated July 18, 2007 including all Options for Membership Units subject to that Agreement. The Company may terminate your Management Board membership with the Company, by a majority vote of the GigOptix Members, at any time., in accordance with the Company Operating Agreement.

As part of your compensation for your services to the GigOptix Management Board, you will receive two option grants, one to purchase twenty five thousand (25,000) Membership Units of the Company and a second to purchase thirty five thousand (35,000) Membership Units of the Company in accordance with the Company’s Equity Incentive Plan. The exercise price of both grants will be $0.10 per unit. Vesting on the option to purchase twenty five thousand Membership Units will be pro-rated based on monthly continuous service on the Management Board starting August 1, 2007 through to December 31, 2007, Vesting on the option to purchase thirty five thousand Membership Units will be pro-rated based on monthly continuous service on the Management Board starting January 1, 2008 through to the end of the term December 31, 2008. Both option grants will include an extension of the 90 day exercise period after termination as defined by the plan to five (5) years in recognition of your participation in the 2007 Management Board without compensation. Enclosed are the Option Grant Notices detailing these terms.

If there is a change in control in the ownership of the Company, the options granted to you will immediately vest. Change in control shall mean: a) a sale, lease or other disposition of all or substantially all of the material assets of the Company, b) a merger or consolidation in which the Company is not the surviving company; or c) a reverse merger in which the Company is the surviving company; or d) engagement in a transaction or series of related transactions, in which fifty percent (50%) or more of the Membership Units in the Company are disposed or transferred to any Party. A change in control does not include any of the above if at least fifty percent (50%) of the Membership Units in the Company (or any equivalent successor units or shares) are controlled directly or indirectly by iTerra Communications LLC and/or Stellar Technology LLC or related parties.

You will be reimbursed for any reasonable and approved out of pocket expenses associated with work done on behalf of the Company in accordance with the Company’s usual policies and procedures. These expenses will be summarized on GigOptix expense report and submitted directly to the CEO/President for approval. After such approval, you will be reimbursed per the approved expense report within 10 days.

If you choose to accept this offer to become a member of the Management Board of the Company, please sign this letter, the enclosed Non-Disclosure Agreement and the Equity Incentive Plan Option Grant Notices where indicated, keep copies of these documents for your records and return the originals to me in the enclosed self-addressed stamped envelope. This offer will terminate if not signed and postmark returned by November 15, 2007.

We look forward to your joining and contributing to our leadership team.

Best regards,

GigOptix LLC

By:	/s/ Avi Katz
Dr. Avi Katz

Its:	Member of the Board of Directors, CEO & President

Acceptance of role as GigOptix LLC Management Board member:

I accept the position as a Member of the GigOptix LLC Management Board and hereby agree to the terms and conditions outlined herein as well as in the Company’s Operating Agreement.

By:	/s/ Kimberly Trapp
Kimberly Trapp

Date:	26-November 2007

2400 Geng Rd. Suite 100, Palo Alto, CA 94303

(650) 424-1937 (650)424-1938 fax

GIGOPTIX LLC

EQUITY INCENTIVE PLAN

OPTION GRANT NOTICE

GigOptix LLC, (the “Company”) pursuant to its Equity Incentive Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of the Company’s Units set forth below. This option is subject to all of the terms and conditions as set forth herein and in the Unit Option Agreement, the Plan, the Notice of Exercise and the Company’s Operating Agreement (the “Operating Agreement”). The Unit Option Agreement, the Plan, the Notice of Exercise and the Operating Agreement are attached hereto and incorporated herein their entirety.

Optionholder:	Kimberly Trapp

Date of Grant:	August 1, 2007

Date Option Rights are Terminated if Not Exercised*:	August 1, 2017

Number of Units Subject to Option:	25,000

Exercise Price (Per Unit):	$0.10

Total Exercise Price:	Two Thousand Five Hundred Dollars ($2,500)

Exercise Schedule:	AH units are fully exercisable on January 1, 2008.

Exercise Term:	In the event the Optionholder’s Continuous Service Terminates, the Optionholder may exercise his or her vested Options but only within such period of time ending on the earlier of (i) the date five years following termination of the Optionholders Continuous Service, or (ii) the expiration of the term of the Option as set forth in this Option Grant.

Vesting Schedule: Options vest at the rate of one fifth ( 1/5) of the units per month between the period of August 1, 2007 and December 31, 2007.

Date of Vesting	Number of Unit Options that can be Exercised
September 1, 2007	5,000**

October 1, 2007	10,000**

November 1, 2007	15,000**

December 1 2007	20 000**

January 1, 2008	25,000

*	Option may terminate on earlier events, such as termination of Continuous Service, Optionholder’s Disability or Death. See the Unit Option Agreement and the Plan for further details.
**	May only be exercised after January 1,2008.

Payment: By cash or check

Confidentiality: The undersigned Optionholder acknowledges and agrees that the information contained in this Option Grant Notice shall remain confidential and Optionholder shall not divulge or reveal, either directly or indirectly, the amount or extent of equity or options granted herein or any other material term to any other co-worker, employee or third party (other than a license professional advisor) without the express written consent of the Company, Any breach of this confidentiality agreement may result in complete forfeiture of the option or equity.

Additional Terms/Acknowledgments: Options shall not be exercised prior to January 1, 2008. The undersigned Optionholder acknowledges receipt of, and understands and agrees to, this Option Grant Notice, the Unit Option Agreement, the Plan and the Operating Agreement. Optionholder further acknowledges that as of the Date of Grant, this Option Grant Notice, the Unit Option Agreement, the Plan and the Operating Agreement set forth the entire understanding between the Optionholder and the Company regarding the purchase of Units in the Company. Optionholder also agrees to execute all such further documentation as the Board of Managers may reasonably require.

GIGOPTIX LLC			OPTIONHOLDER:

By:	/s/ Avi Katz	Date: 11/9/07	/s/ KDC Trapp	Date: 11-26-07
	(Name)		(Name)

ATTACHMENTS: Unit Option Agreement, Plan, Notice of Exercise, Operating Agreement and Memorandum to Plan Participants.

GIGOPTIX LLC

EQUITY INCENTIVE PLAN

OPTION GRANT NOTICE

GigOptix LLC, (the “Company”) pursuant to its Equity Incentive Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of the Company’s Units set forth below. This option is subject to all of the terms and conditions as set forth herein and in the Unit Option Agreement, the Plan, the Notice of Exercise and the Company’s Operating Agreement (the “Operating Agreement”). The Unit Option Agreement, the Plan, the Notice of Exercise and the Operating Agreement are attached hereto and incorporated herein their entirety.

Optionholder:	Kimberly Trapp

Date of Grant:	August 1, 2007

Date Option Rights are Terminated if Not Exercised*:	August 1, 2017

Number of Units Subject to Option:	35,000

Exercise Price (Per Unit):	$0.10

Total Exercise Price:	Three Thousand Five Hundred Dollars ($3,500)

Exercise Schedule:	Starting February 1, 2008, same as Vesting Schedule.

Exercise Term:	In the event the Optionholder’s Continuous Service Terminates, the Optionholder may exercise his or her vested Options but only within such period of time ending on the earlier of (i) the date five years following termination of the Optionholders Continuous Service, or (ii) the expiration of the term of the Option as set forth in this Option Grant.

Vesting Schedule: Options vest at the rate of one twelfth ( 1/12) of the units per month between the period of January 1, 2008 and December 31, 2008.

Date of Vesting	Number of Unit Options that can be Exercised
February 1, 2008	2,916

First of each month thereafter through December 31, 2008	Contact your Plan Administrator for your current vested amount

*	Option may terminate on earlier events, such as termination of Continuous Service, Optionholder’s Disability or Death. See the Unit Option Agreement and the Plan for further details.

Payment: By cash or check

Confidentiality: The undersigned Optionholder acknowledges and agrees that the information contained in this Option Grant Notice shall remain confidential and Optionholder shall not divulge or reveal, either directly or indirectly, the amount or extent of equity or options granted herein or any other material term to any other co-worker, employee or third party (other than a license professional advisor) without the express written consent of the Company. Any breach of this confidentiality agreement may result in complete forfeiture of the option or equity.

Additional Terms/Acknowledgments: Options shall not be exercised prior to January 1, 2008. The undersigned Optionholder acknowledges receipt of, and understands and agrees to, this Option Grant Notice, the Unit Option Agreement, the Plan and the Operating Agreement. Optionholder further acknowledges that as of the Date of Grant, this Option Grant Notice, the Unit Option Agreement, the Plan and the Operating Agreement set forth the entire understanding between the Optionholder and the Company regarding the purchase of Units in the Company. Optionholder also agrees to execute all such further documentation as the Board of Managers may reasonably require.

GIGOPTIX LLC:			OPTIONHOLDER:

By:	/s/ Avi Katz	Date: 11/9/07	/s/ KDC Trapp	Date: 11-27-07
	(Name)		(Name)

ATTACHMENTS: Unit Option Agreement, Plan, Notice of Exercise, Operating Agreement and Memorandum to Plan Participants.

MUTUAL CONFIDENTIALITY AND NONDISCLOSURE AGREEMENT

(a) This MUTUAL CONFIDENTIALITY AND NONDISCLOSURE AGREEMENT is entered into this 24 day of September 2007, by and between GigOptix, LLC, an Idaho limited liability company whose address is 2400 Geng Road, Suite #100, Palo Alto, CA 94303, (“Company”) and Kimberly Trapp whose address is 4729 Cantebury Drive, Emmaus, PA 18049 (“Second Party”). Company and Second Party may be referred to collectively herein as the “Parties” or individually as a “Party.”

RECITALS

A. The Company and Second Party desire to enter into confidential agreement relating to the Second Party activities as a Member of the Management Board of the Company (the “Business Purpose”).

B. Both Parties have a valuable interest in their respective Confidential Information (as defined below).

C. In order to pursue the Business Purpose, Company and Second Party recognize there is a need to disclose to one another certain of their respective Confidential Information and a need to protect each other’s Confidential Information from unauthorized use and disclosure.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises made herein, the receipt of certain Confidential Information, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

2. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

2.1 “Confidential Information” shall mean any and all intellectual property, trade secrets, know-how, business and financial information, and other information, whether written or verbal, which has been, or after the date hereof will be, furnished or disclosed by a Disclosing Party to a Receiving Party or any of its Related Parties (defined below), including without limiting the generality of the foregoing:

a. technology, computer programs (in source and object code form), designs, data, research, lab books, methods, techniques, systems, formulae, formulations, compositions, devices, processes, and records;

b. marketing information and methods, including marketing data, market research, sales techniques, and the names, addresses, telephone, and facsimile numbers, and the operation, buying habits and practices of customers, potential customers, distributors, and representatives;

c. information regarding employees and consultants, including terms and conditions of employment, and performance evaluations;

d. information regarding purchasing methods and sources, including names and other identifying information regarding vendors and suppliers, costs of materials, and prices at which materials, products, or services are or have been obtained or sold;

e. financial information, including financial statements, forecasts, reports and all other financial information not disseminated to the public; and

f. any other information that The Disclosing Party identifies as proprietary.

2.2 “Disclosing Party” shall mean the Party disclosing Confidential Information.

2.3 “Receiving Party” shall mean the Party receiving Confidential Information.

2.4 “Related Parties” shall mean any entity related to or affiliated with Receiving Party or any of Receiving Party’s trustees, directors, officers, shareholders, employees, agents or representatives, including without limitation independent consultants, attorneys, financial advisers, brokers, analysts and independent accountants, and any or all of them, to the extent such entities or persons receive Confidential Information.

3. Identification of Confidential Information. Each Party may disclose to the other Confidential Information either orally or in writing (including graphic material). When disclosed in writing, the Confidential Information shall be marked “Confidential” or with a similar legend. When disclosed orally, such information shall be either identified in a prior written communication as confidential, identified at the time of disclosure as confidential, or identified in a subsequent written communication as confidential within thirty (30) days. All Confidential Information summarized or otherwise reduced to writing by the Receiving Party shall be clearly labeled as “Confidential.”

4. No Disclosure or Use of Confidential Information.

4.1 The Receiving Party shall limit the use of the Confidential Information to evaluating or furthering the Business Purpose with the Disclosing Party. The Receiving Party shall keep in strictest confidence and trust all Confidential Information of the Disclosing Party and shall not disclose any such Confidential Information to any other entity or person or use any such Confidential Information, except for the limited purpose of evaluating or furthering the Business Purpose with the Disclosing Party, without the express written consent of the Disclosing Party. The Receiving Party shall take all reasonable safeguards to prevent disclosure

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of the Confidential Information and shall not, and shall not permit any Related Party to, photocopy, transcribe, publish, or otherwise reproduce any of the Confidential Information, except with the express written consent of the Disclosing Party.

4.2 The Receiving Party shall not use any Confidential Information for the purpose of directly competing in any of the business activities of the Disclosing Party.

4.3 The Receiving Party shall disclose the Confidential Information to Related Parties on a need-to-know basis only. The Receiving Party shall inform all Related Parties who have access to the Confidential Information that such Confidential Information is confidential and proprietary to the Disclosing Party and shall require or have required each such Related Party to execute a confidentiality agreement that contains restrictions at least as strict as those set forth herein. The Receiving Party shall be liable and indemnify the Disclosing Party for any unauthorized disclosure by Related Parties.

4.4 The obligations of the Receiving Party as stated in the preceding paragraphs of this Section 3 shall not apply to Confidential Information: (i) which is or becomes generally known or available to the public through no wrongful or negligent act of the Receiving Party; or (ii) which is disclosed pursuant to a Court order or as required by an agency of the United States Government under applicable laws and regulations; provided, however, that in such event the Receiving Party shall legally resist disclosing the Confidential Information and shall notify the Disclosing Party of such disclosure in writing not less than twenty-one (21) days in advance of any disclosure or planned disclosure. Notwithstanding the foregoing, Confidential Information shall not be deemed to be in the public domain merely because any part thereof is embodied in a product or because individual features, components or combinations thereof are now or become known to the public.

5. Return of Confidential Information. All Confidential Information shall remain the sole and exclusive property of the Disclosing Party. The Receiving Party shall not remove any proprietary, copyright, or other legend from any form of the Confidential Information. The Receiving Party shall return, and shall cause the Related Parties to return within ten (10) days of such request, the Confidential Information and all copies, transcriptions, or other reproductions of, and any notes relating to, the Confidential Information to the Disclosing Party upon either (a) the accomplishment of the purpose for which the Confidential Information was provided, or (b) receipt of a written notice from the Disclosing Party requesting return of the Confidential Information.

6. No License or Other Rights. Nothing in this Agreement is intended to or shall grant to the Receiving Party or any Related Party any license or other right to use any of the Confidential Information or any intellectual property rights relating to the Confidential Information, except for the purpose of evaluating the Business Purpose with the Disclosing Party.

7. No Joint Venture. Nothing in this Agreement shall constitute or imply any promise or commitment between the Parties to enter into a co-operation, joint venture, or any other agreement or business relationship.

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8. Term of Agreement. Unless expressly terminated by agreement in writing between the Parties, the term of this Agreement shall continue and bind the Parties for a period of five (5) years, except that the nondisclosure obligations and restrictions on use of any Confidential Information that constitutes a trade secret shall continue as long as the Confidential Information remains a trade secret. The obligations of this Agreement shall not be affected by bankruptcy, receivership, assignment, attachment or seizure procedures, whether initiated by or against a Receiving Party, nor by the rejection of any agreement between the Parties, by a trustee of a Receiving Party in bankruptcy, or by the Receiving Party as a debtor-in-possession or the equivalent of any of the foregoing under local law.

9. Cooperation and Enforcement. The Receiving Party shall (a) notify the Disclosing Party immediately of any unauthorized possession, use, or knowledge of the Confidential Information, and (b) promptly furnish the Disclosing Party full details of such possession, use, or knowledge.

10. Accuracy and Completeness of Confidential Information. The Disclosing Party shall not be deemed to have made any representation or warranty to the Receiving Party concerning the accuracy or completeness of any Confidential Information, except to the extent that such representation or warranty may be expressly set forth in a definitive agreement concerning any subsequent business relationship.

11. Compliance with Export Regulations. Each Party shall adhere to the U.S. Export Administration Laws and Regulations and shall not export, re-export or transship, directly or indirectly, any Confidential Information, or the direct product of such Confidential Information to any prescribed country listed in the U.S. Export Administration Regulations unless properly authorized by the U.S. Government.

12. Remedies. The Receiving Party acknowledges and agrees that the Disclosing Party would be irreparably harmed if any of its Confidential Information were to be disclosed by the Receiving Party to third parties, or if any use were to be made of the Confidential Information other than that specified in this Agreement. The Receiving Party further agrees that the Disclosing Party shall have the right to seek and obtain injunctive relief, without the requirement of posting a bond, upon any violation or threatened violation of the terms of this Agreement, in addition to all other rights and remedies available to the Disclosing Party at law or in equity.

13. Survival of Agreement. The Receiving Party acknowledges and agrees that the Receiving Party’s covenants and obligations under this Agreement shall survive the termination of any discussions and/or business relationship between the Disclosing Party and the Receiving Party.

14. Entire Agreement. This Agreement contains the entire agreement among the Parties with respect to the matters set forth herein and expressly supersedes any prior arrangements and any other confidentiality arrangements, whether written or oral, between the Disclosing Party and the Receiving Party.

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15. Amendments. No amendment or waiver of any term of this Agreement shall be effective unless such amendment or waiver is in writing and signed by each of the Parties.

16. Severability. In the event any provision or portion of a provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such void or unenforceable provision or portions thereof shall be deemed modified to the extent necessary to render the provision reasonable and enforceable or, if necessary, severed, which act shall not affect the validity of any other provision or the remaining portion of a provision of this Agreement.

17. Attorneys’ Fees. If any Party shall commence any action or proceeding against the other in order to enforce the provisions of this Agreement, or to recover damages as the result of the alleged breach of any of the provisions of this Agreement, the prevailing Party therein shall be entitled to recover all reasonable costs incurred in connection therewith against the Party commencing such action or the Party who has breached this Agreement, as the case may be, including reasonable attorneys’ fees.

18. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the state of California, without regard to its conflicts of laws principles.

19. Counterparts; Facsimile. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement may be executed by facsimile and any facsimile signatures shall be deemed original counterparts.

20. Miscellaneous. This Agreement is binding upon and for the benefit of the Parties, their respective officers, directors, employees, partners, principals, successors, and assigns. The right to receive Confidential Information may not be assigned. Failure to enforce any provision of this Agreement shall not constitute a waiver of any term hereof.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY

GigOptix, LLC

/s/ Avi Katz
By:	Avi Katz
Its:	Chairman of the Board, CEO & President

SECOND PARTY:

/s/ Kimberly Trapp
By:	Kimberly Trapp
Its:	Member of the Board of Directors

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